Exhibit 99.1

10b5-1 Purchase Instructions

10b5-1 Purchase Instruction (this “Instruction”), dated April 16, 2024 (the “Effective Date”), between Steel Excel, Inc. (“Steel Excel”), a subsidiary of Steel Partners Holdings L.P. (the “Issuer”), and B. Riley Securities, Inc. (the “Broker”).

WHEREAS, Steel Excel, as a wholly-owned subsidiary of the Issuer, desires to repurchase, for and on behalf of the Issuer, common shares (the “Common Shares”) of Steel Connect Inc. (the “Company”); and

WHEREAS, Steel Excel desires to appoint Broker to repurchase shares of Common Shares on its behalf in accordance with this Instruction;

NOW, THEREFORE, Steel Excel and Broker hereby agree as follows:

1.	Trading Requirements (Amount/Price/Date).

a)	Broker shall effect a purchase (each a “Purchase”) of Common Shares in accordance with the instructions set forth in Schedule A hereto (the “Trading Requirements”).

OR

b)	Broker shall purchase up to 300,000 Common Shares on the open market subject to (i) the Trading Requirements, (ii) the termination provisions for this Instruction as set forth in Section 2 below, and (iii) any other limitations as set forth in this Instruction.

c)	Notwithstanding the foregoing, the total number of Common Shares to be purchased on any day shall not exceed the then applicable volume limitation of Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

d)	Except to clarify the Trading Requirements or to confirm transactions related thereto, Broker shall not consult with Steel Excel regarding any purchases of Common Shares to be made pursuant to this Instruction and Steel Excel shall not seek to control or influence or disclose to Broker any information concerning the Company or its securities that might influence the execution by Broker of this Instruction.

2.	Effective Date/Termination. The Instruction shall become effective on May 16, 2024 and shall terminate upon the earlier of:

a)	June 7, 2024;

b)	The date on which a total of 300,000 Common Shares have been repurchased under this Instruction;

c)	Upon receipt of written notice from Steel Excel requesting the termination of the Instruction; or

d)	Any time any trade contemplated hereunder shall result in a violation of, or adverse change consequences under, applicable securities laws.

3.	Representations and Warranties.

a)	Steel Excel represents and warrants that the Purchase of Common Shares pursuant to this Instruction has been duly authorized by the Issuer.

b)	Steel Excel understands that Broker may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker. If any Purchase cannot be executed as required by paragraph 1, due to a market disruption, a legal, regulatory or contractual restriction applicable to the Broker or any other event, Broker agrees to effect such Purchase as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event.

c)	Steel Excel represents and warrants that it is not aware of material, nonpublic information and is entering into this Instruction in good faith and not as part of a plan or scheme to evade the prohibition of Rule 10b5-1.

d)	Broker has implemented reasonable policies and procedures, taking into consideration the nature of Broker’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of material nonpublic information. These policies and procedures include those that restrict any purchase or sale, or causing any purchase or sale, of any security as to which Broker has material nonpublic information, as well as those that prevent such individuals from becoming aware of or in possession of such material nonpublic information.

4.	Compliance with the Securities Laws.

a)	Broker agrees to comply with Rule 10b-18 under the Exchange Act in effecting any Purchase of Common Shares pursuant to this Instruction.

b)	It is the intent of the parties that this Instruction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Instruction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

c)	Broker will provide Steel Excel, at the end of each day on which Common Shares are purchased by Broker in accordance with this Instruction, with all relevant information regarding such purchases as may be necessary to enable Steel Excel and/or Issuer to comply with its reporting and other obligations under applicable securities laws, including the number of Common Shares purchased in each trade and the price(s) paid.

5.	Confidentiality. “Confidential Information” means this Agreement and all information disclosed by Steel Excel to the Broker, in writing, orally or by inspection of tangible media. Confidential Information shall not include any information which (a) was publicly known prior to the time of disclosure or becomes publicly known after disclosure by Steel Excel through no breach of this Instruction by the Broker; (b) at the time of disclosure is, or thereafter becomes, available to the Broker or its representatives on a non-confidential basis from a third-party source, provided that, to the Broker’s knowledge, such third party is not and was not prohibited from disclosing such Confidential Information to the Broker or its representatives by any contractual obligation; (c) was known by or in the possession of the Broker or its representatives prior to being disclosed by or on behalf of Steel Excel pursuant to this Instruction; or (d) is independently developed by the Broker or its representatives without reference to Steel Excel’s Confidential Information. Broker agrees (i) not to use or disclose to any third party Confidential Information for any purpose other than as contemplated by this Instruction, and (ii) to use reasonable efforts to protect the secrecy of and avoid unauthorized use and disclosure of the Confidential Information, including without limitation, using at least the same degree of care it uses to protect its own confidential information. Notwithstanding the foregoing, Broker may use or disclose Confidential Information to the extent necessary to exercise its rights or fulfill its obligations hereunder, and/or comply with applicable law or regulation; provided that it Broker is required by law or regulation to make any public disclosures of Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to Steel Excel of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure.

6.	Modification. This Instruction may be modified by Steel Excel provided such modification (i) is in writing; (ii) is made in good faith and not as part of a plan or scheme to evade prohibitions of Rule 10b-5; and (iii) is in accordance with the terms of this Instruction.

7.	Governing Law. The Instruction shall be governed by and constructed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned have signed this Instruction as of the date first written above.

STEEL EXCEL:			BROKER:

STEEL EXCEL, INC.			B. Riley Securities, Inc.

By:	/s/ Ryan O’Herrin		By:	/s/ Andy Moore
	Name:	Ryan O’Herrin		Name:	Andy Moore
	Title:	SVP		Title:	CEO